EXECUTION COPY

EMPLOYMENT TERMINATION AGREEMENT

This EMPLOYMENT TERMINATION AGREEMENT (“Termination Agreement”) is made and entered into as of November 14, 2011, by and between China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”) and Jeremy Goodwin, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of February 23, 2010, as amended by Amendment No. 1 to Employment Agreement, entered into as of March 30, 2011 (collectively, the “Employment Agreements”);

WHEREAS, the parties wish to terminate Executive’s employment with the Company and to amend the Employment Agreements under the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The parties hereto agree that Executive’s employment with the Company shall be terminated as of 11:59 P.M., New York local time, on the date that the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011 (the “Form 10-Q”) is filed with the Securities and Exchange Commission (the “Employment Termination Date”). Except as expressly amended, modified or superseded hereby, the terms of the Employment Agreement shall remain in full force and effect. The parties acknowledge and agree that termination of Executive’s employment is by mutual agreement of the parties and is not for “Cause” or “Good Reason” as defined in Section 5 of the Employment Agreements.

The Company acknowledges that it is not aware of any wrongdoing or improper actions or inaction by Executive in his role as officer or director of the Company. Executive shall complete all actions necessary or appropriate for the Company’s timely filing of the Company’s Form 10-Q that is compliant in all respects with applicable U.S. securities laws and that contains no material misrepresentations or omissions, and transfer of all Company property and confidential information to the Company at the time of departure. Executive further acknowledges and agrees that any public announcement or disclosure by the Company regarding the departure of Executive in quarterly report on Form 10-Q and press release (attached as annex to this agreement), be provided to the effect that Executive’s departure was for personal reasons and not the result of any disagreement with the Company as to any matter.

2. Each of the parties hereto, for itself and for its representatives, agents, advisors, successors-in-interest and assigns (each, a “Releasor”), irrevocably and unconditionally releases and forever discharges the other party and its respective affiliates, employees, directors, managers, members, officers, subsidiaries, representatives, agents, advisors, successors-in-interest and assigns (collectively, the “Releasees”), and each of them, from any and all causes of action, claims, actions, rights, judgments, attorneys’ fees, obligations, damages, demands, accountings or liabilities of whatever kind and character, whether now known or unknown, suspected or unsuspected (collectively, the “Claims”), existing as of the date hereof, which any Releasor has or may have against the Releasees, or any of them, arising under the Employment Agreements or with respect to any action, omission, or role of the Executive as an officer or director of the Company at any time.

3. Executive shall continue to be compensated in accordance with the Employment Agreements through the Employment Termination Date Until December 31, 2011, the Company shall continue to provide (i) Company-related expenses reimbursements, (ii) Company-related mobile phone plan and (iii) prepayment and reimbursement for Executive’s Company-related travel if any (this also includes any subsequent travel and lodging if subpoenaed in any Company-related lawsuits which may occur after December 31, 2011), in each case as currently provided under the Employment Agreements. Within 5 (five) business days after the completion by Executive of all requirements, obligations, agreements, and covenants described in Section 1 hereof, the Company shall pay Executive forty-five thousand U.S. dollars ($45,000). Within 5 (five) business days after date that the Form 15 deregistering the common stock of the Company with the SEC becomes effective under the Securities Exchange Act of 1934, as amended, the Company shall pay Executive an additional forty-five thousand U.S. dollars ($45,000), provided that Executive does not violate this Agreement. The benefits and payments set forth herein shall supersede any remaining unpaid compensation under Section 3 (except for compensation accrued from November 1, 2011 to the Employment Termination Date) of the Employment Agreements and remaining unpaid benefits under Section 4 of the Employment Agreements.

4. Each of the parties hereto agrees not to disparage, malign, criticize or condemn any other party herein, nor make any statement or express any view or opinion that is derogatory or detrimental to the reputation of any other party herein, with respect to any matter.

5. The Company acknowledges its indemnification obligations under Section 11 of the Employment Agreements. Executive has been named a defendant in class action lawsuits brought by certain stockholders of the Company (the “Stockholder Litigation”) against the Company and other defendants. The Company agrees to use reasonable efforts to remove Executive as a defendant in the Stockholder Litigation by virtue of the fact Executive was not party to either the Management buyout proposal or Board review of such proposal.

6. This Agreement and the Employment Agreements (as amended by this Agreement) contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may be amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement, or any interpretation thereof, conflicts with any provision of the Employment Agreements, the terms of this Agreement shall prevail.

7. The Company hereby agrees that so long as Executive shall be subject to the Stockholder Litigation and any pending proceeding prior to the deregistration of the Company’s common stock under the Securities Exchange Act of 1934, as amended, based on his role as an officer or director of the Company, the Company shall use reasonable commercial efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance which provides Executive the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, provided that nothing in the this Agreement shall require the Company or any successor to obtain any D&O insurance coverage that would not be permitted under the Merger Agreement dated as of October 24, 2011, by and among the Company, Novel Gain Holdings Limited, CACMG Acquisition, Inc., Xianfu Han and Weili He.

8. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without reference to its conflict of law principles. To the extent permitted by applicable law, the parties shall waive any provision of this Agreement which renders any provision of this Agreement unenforceable in any respect.

9. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:	EXECUTIVE:

CHINA ADVANCED CONSTRUCTION
MATERIALS GROUP, INC.

By: _____________________	By: _____________________
Name: Xianfu Han	Name: Jeremy Goodwin
Title: Chief Executive Office

Address: _________________	Address: _________________